August 1, 2007

Southfield Energy Corp.
1240 Blalock, Suite 150
Houston, TX 77055

RE: Mary King Estill #C-31
Richard King Field
Nueces County, Texas

Gentlemen:

When executed by you in the space provided below, this shall constitute our agreement for your participation with a working interest in the above-referenced well on the terms and conditions set forth hereinafter:

Cash Consideration

(1) **Upon execution hereof, please remit $61,700**, which is the sum of: (i) $9,600 representing your 20% share of $48,000 for land costs (not including actual costs of the Drillsite Title Opinion that will be billed separately), and (ii) $52,100 representing your 20% share of $260,500, the estimated dry hole cost per the AFE attached hereto as Exhibit "A".

Operations

(2) All operations shall be conducted in accordance with the existing Joint Operating Agreement ("JOA"), a copy of which is attached hereto as Exhibit "B". Durango should be substituted as the operator of record.

Test Well

(3) Within the next thirty (30) days, subject to rig availability and weather conditions, Durango Resources Corp. ("Durango") intends to spud an exploratory test well (the "C-31") to a proposed total depth of 6,200' at the location identified on the plat attached hereto as Exhibit "C". If the C-31 results in a commercial well, you will earn your proportionate interest in 160 acres surrounding the C-31, as set forth under the heading "Assignment" below.

Completion

(4) You have agreed to pay 20% of the costs to casing point including all logging and testing, and the costs to plug and abandon the well if no completion is attempted. If a decision is made to attempt to complete the well for production of oil and/or gas, and you elect to participate, you shall pay $29,400, representing 15% of the estimated costs to complete, equip, and operate the well as set forth on Exhibit "A", and the same percentage of all costs incurred thereafter.

1160 Dairy Ashford, Suite 160, Houston, Texas 77079 Phone: 281-558-7999, Fax: 281-558-3323

Assignment

(5) If the C-31 results in a commercial well, you will receive an assignment of an undivided 15% interest in the 160 acre tract surrounding the C-31 well in recordable form, conveying a seventy-five percent (75%) net revenue interest in such tract without warranty of title, express or implied, except as to acts by, through or under Durango. Accordingly, your revenue interest will be 11.25%.

Miscellaneous

(6) The interests to be assigned hereunder shall be subject to the terms of that certain Oil, Gas and Mineral Lease from Mary King Estill, et. al in favor of Southern Crude Oil Purchasing Company dated June 16, 1931, as recorded in Volume 14 at pages 79-84 in the public records of Nueces County, Texas.

(7) In the event of any conflict between the terms and conditions of this agreement and the JOA, the terms of this agreement shall govern.

(8) This agreement may not be assigned without the prior written consent of Durango, which consent shall not be unreasonably withheld.

(9) This agreement and the rights and obligations of the parties set forth herein shall be binding upon the parties hereto, their heirs, successors and assigns.

If this letter agreement correctly sets forth your understanding of the terms and conditions of your investment, please signify your acceptance thereto by signing both the original and the enclosed copy in the space provided below. You are asked to return an executed copy to Durango with your check in the amount stated in (1) above. Please retain one executed copy of this agreement for your records.

Very truly yours,

Durango Resources Corp.

[signature]

Jeffrey S. Swanson
President

ACCEPTED and AGREED
This 8 day of August, 2007

Southfield Energy Corp.

[signature]

By: